Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

RIVIERA HOLDINGS CORPORATION

Pursuant to the provisions of Nevada Revised Statutes (“NRS”) 78.622, 78.390 and 78.403, the undersigned officer of Riviera Holding Corporation, a Nevada corporation (the “Corporation”), does hereby certify that he has been authorized and directed to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in their entirety to this date as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the Corporation is Riviera Holdings Corporation.

ARTICLE II
CAPITAL STOCK

Section 2.1.           Authorized Shares.  The total number of shares of stock that the Corporation shall have authority to issue is (a) 10,000,011 shares of stock, consisting of 10 shares of Class A Shares, par value $.001 per share (the “Class A Shares”), and 10,000,001 shares of Class B Shares, par value $.001 per share (the “Class B Shares” and, together with the Class A Shares, the “Common Stock”), and (b) 500,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

Section 2.2.           The Preferred Stock.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding) and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by a majority of the entire Board of Directors providing for the issuance of such class or series including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices, (b) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.  Notwithstanding the foregoing, the rights of each holder of the Preferred Stock shall be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to the Corporation and such holder at that time.

Section 2.3.           The Common Stock.

(a)                Economic Interest.  Except as provided in this Section 2.3, the Class A Shares shall have no economic rights or privileges, including rights in liquidation.

(b)               Dividends.  The holders of the Class A Shares shall have no right to receive dividends or any other distributions.  Subject to the rights of holders of any Preferred Stock when, as and if, dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Class B Shares shall be entitled to share equally, share for share, in such dividends.

(c)                Liquidation or Dissolution.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Class B Shares shall receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on the Preferred Stock, if any.

(d)               Voting Rights.  The holders of the Class A Shares shall be entitled to one vote per the Class A Share on all matters to be voted on by the stockholders of the Corporation and, except as otherwise expressly required by the NRS, the holders of the Class B Shares shall have no right to vote on any matter to be voted on by the stockholders of the Corporation (including, without limitation, any election, removal and replacement of the directors of the Corporation) and the Class B Shares shall not be included in determining the number of shares voting or entitled to vote on such matters, other than with respect to the following actions by the Corporation which shall require the written consent of holders representing a majority of the Class B Share then outstanding:

(i)                 any merger, combination or consolidation of the Corporation with or into any other entity, or any sale, lease, transfer or disposition of all or substantially all of the assets of the Corporation through the sale of a subsidiary or otherwise;

(ii)               any amendment to these Articles of Incorporation or the By-Laws of the Corporation, each as amended from time to time;

(iii)             any liquidation, winding-up or dissolution of the Corporation; or

(iv)             any act of exit from, or decision to exit, the casino and gaming activities and operations of the Corporation.

Section 2.4.           Section 1123(a)(6).  Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE III
DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The Board of Directors of the Corporation shall be elected by a resolution of the holders representing a majority of the Class A Shares then outstanding.  The Board of Directors shall consist of at least one (1) individual and not more than ten (10) individuals.  The number of directors may be changed from time to time by a resolution of the holders representing a majority of the Class A Shares then outstanding.

ARTICLE IV
MEETINGS; BOOKS AND RECORDS

Meetings of stockholders may be held within or without the State of Nevada, as the By-Laws may provide.  Any action to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders representing a majority of the Class A Shares then outstanding.

ARTICLE V
INDEMNIFICATION; EXCULPATION

Section 5.1.           Indemnification.

(a)                For purposes of this Article V, (i) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise; and (ii) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative.

(b)               Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.  The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper.  Except as so ordered by a court and for advancement of expenses pursuant to this Article V, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action.  Notwithstanding anything to the contrary contained in these Amended and Restated Articles, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(c)                Indemnification pursuant to this Article V shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

Section 5.2.           Payment of Expenses.  The expenses of an Indemnitee incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such Indemnitee in his or her capacity as such, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

Section 5.3.           Non-Exclusivity of Rights.  The rights to indemnification provided in this Article V shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Amended and Restated Articles of Incorporation or the By-Laws of the Corporation or by any other agreement, vote of stockholders or directors, or otherwise.

Section 5.4.           Insurance.  The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

Section 5.5.           Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS.  If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

Section 5.6.           Repeal and Conflicts.  Any repeal or modification of Section 5.5 of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 5.5 of this Article V and any other Article of these Amended and Restated Articles of Incorporation, the terms and provisions of Section 5.5 of this Article V shall control.

ARTICLE VI
NO CONFLICT

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is at the time of determination also an officer, director, employee, managing director or other affiliate of either SCH/VIII Bonds, L.L.C., SCH/VIII Bonds II, L.L.C., SCH/VIII Bonds III, L.L.C., SCH/VIII Bonds IV, L.L.C. (“Starwood”), and/or Desert Rock Enterprises LLC (“Desert Rock”) and/or Strategic Value Special Situations Master Fund, LP. (“Strategic Value Partners”) and/or any other stockholder who holds a membership interest in Riviera Voteco, L.L.C. (“Voteco Holder”) or any of their respective affiliates (each, a “Manager”, and all stockholders who hold membership interests in Riviera Voteco, L.L.C. on a given time collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments.  To the fullest extent permitted by the NRS, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter that may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Starwood-related capacity or Desert Rock-related capacity or Strategic Value Partners capacity or Voteco Holder capacity, as the case may be, or Starwood or Desert Rock or Strategic Value Partners or Voteco Holder, as the case may be, or its affiliates and (y) the Corporation, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation.  To the fullest extent permitted by the NRS, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim, that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person, or (iii) does not communicate information regarding such corporate opportunity to the Corporation; provided, however, in each case, that any corporate opportunity that is expressly offered to a Covered Manager Person in writing solely in his or her capacity as an officer or director of the Corporation shall belong to the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VI.

This Article VI may not be amended, modified or repealed without the prior written consent of each of the Managers.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of Riviera Holdings Corporation as of the 1st day of April, 2011.

  /s/ Tullio Marchionne
Name:  Tullio Marchionne
Title:    Secretary